================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                   -----------
                               (Amendment No. __)*

                        CHIEF CONSOLIDATED MINING COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

         Common Stock,                                       168628105
   par value $0.50 per share
--------------------------------------------------------------------------------
(Title of class of securities)                             (CUSIP number)

                                  July 9, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

                                   ----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                               Page 1 of 17 Pages

================================================================================

NY2:\1062638\01\MRXQ01!.DOC\74168.0011

---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No.                       168628105                               13G                         Page 2 of 17
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL VALUE FUND, L.P.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           285,000
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         0
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      285,000
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    0

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              285,000
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    2.88%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   PN
------------------------- ---------------------------------------------------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No.                       168628105                               13G                         Page 3 of 17
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL LLC

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       New York

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         285,000
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    285,000

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              285,000
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    2.88%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   OO
------------------------- ---------------------------------------------------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No.                       168628105                               13G                         Page 4 of 17
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL VALUE BVI, LTD.

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       British Virgin Islands

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           465,000
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         0
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      465,000
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    0

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              465,000
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    4.69%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No.                       168628105                               13G                         Page 5 of 17
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC-BVI PARTNERS

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         465,000
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    465,000

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              465,000
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    4.69%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   PN
------------------------- ---------------------------------------------------------------------------------------------------------



o        SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No.                       168628105                               13G                         Page 6 of 17
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  PMC-BVI, INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         465,000
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    465,000

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              465,000
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    4.69%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No.                       168628105                               13G                         Page 7 of 17
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL VALUE BVI, INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         465,000
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    465,000

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              465,000
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    4.69%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No.                       168628105                               13G                         Page 8 of 17
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  PETER M. COLLERY


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       United States

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         750,000
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    750,000

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              750,000
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    7.57%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   IN
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No.                       168628105                               13G                         Page 9 of 17
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  NEIL H. KOFFLER


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       United States

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         750,000
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    750,000

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              750,000
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    7.57%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   IN
------------------------- ---------------------------------------------------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.           NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                  OFFICES

                  (a) and (b). This Statement on Schedule 13G (the "Schedule 13G") relates to the common stock, par value $0.50 per share (the "Common Stock"), of Chief Consolidated Mining Company, an Arizona corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 500 Fifth Avenue, New York, New York 10110-1099.

ITEM 2.           NAME OF PERSON FILING

                  (a)      Name of Person Filing:

                           (i)   SC Fundamental Value Fund, L.P.
                          (ii)   SC Fundamental LLC
                         (iii)   SC Fundamental Value BVI, Ltd.
                          (iv)   SC-BVI Partners
                           (v)   PMC-BVI, Inc.
                          (vi)   SC Fundamental Value BVI, Inc.
                         (vii)   Peter M. Collery
                        (viii)   Neil H. Koffler

                  (b)      Address of Principal Business Office or, if None,
                           Residence:

                  The principal business office of each of the filing persons listed in Item 2(a) is as follows:

                  The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental Value BVI, Inc., Peter M. Collery and Neil H. Koffler is 399 Park Avenue, New York, New York 10022.

                  The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

                  (c), (d) and (e) For information with respect to citizenship of each of the filing persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
Act;

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not applicable.

ITEM 4.            OWNERSHIP

                  (a) - (c). The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based on 9,906,153 shares of Common Stock outstanding (consisting of (i) the 8,956,153 shares of Common Stock outstanding as of May 1, 2001, as reported by the Issuer in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, (ii) 200,000 shares of Common Stock that the Issuer has advised were issued to a third party in June 2001, and (iii) the 750,000 shares of Common Stock issued to the Reporting Persons on July 9, 2001).

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION

                  By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: July 18, 2001

                      SC FUNDAMENTAL VALUE FUND, L.P.

                      By:      SC Fundamental LLC, as General Partner

                      By:               /s/ Neil H. Koffler
                               ------------------------------------------------
                               Neil H. Koffler, Member

                      SC FUNDAMENTAL LLC

                      By:               /s/ Neil H. Koffler
                               ------------------------------------------------
                               Neil H. Koffler, Member

                      SC FUNDAMENTAL VALUE BVI, LTD.

                      By:      SC Fundamental Value BVI, Inc., as
                               managing general partner of investment
                               manager

                      By:               /s/ Neil H. Koffler
                               ------------------------------------------------
                               Neil H. Koffler, Vice President

                      SCI-BVI PARTNERS

                      By:      SC Fundamental Value BVI, Inc., as
                               managing general partner

                      By:               /s/ Neil H. Koffler
                               ------------------------------------------------
                               Neil H. Koffler, Vice President

                      PMC-BVI, INC.

                      By:               /s/ Peter M. Collery
                               ------------------------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               Peter M. Collery, President (1)

                      SC FUNDAMENTAL VALUE BVI, INC.

                      By:               /s/ Neil H. Koffler
                               ------------------------------------------------
                               Neil H. Koffler, Vice President


                                        /s/ Peter M. Collery
                               ------------------------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               Peter M. Collery (1)


                                        /s/ Neil H. Koffler
                               ------------------------------------------------
                               Neil H. Koffler






(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 2 to the Statement on Schedule 13D with respect to the common stock of ESG Re Limited, filed on August 21, 2000, and is hereby incorporated by reference.

                                  EXHIBIT INDEX

Exhibit No.                          Document                         Page No.
-----------                          --------                         --------
     1                    Joint Filing Agreement, dated
                          July 18, 2001, among SC
                          Fundamental Value Fund, L.P., SC
                          Fundamental LLC, SC Fundamental
                          Value BVI, Ltd., SC-BVI Partners,
                          PMC-BVI, Inc., SC Fundamental
                          Value BVI, Inc., Peter M. Collery
                          and Neil H. Koffler, to file
                          joint statement on Schedule 13G.